                                                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127264 on Form S-8 of our report on the consolidated financial statements of Nephros, Inc. and subsidiary (the "Company") dated April 10, 2007, which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, and the Company's ability to continue as a going concern appearing in this Annual Report on Form 10-KSB of Nephros, Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP
Jericho, New York
April 10, 2007